Exhibit 10.39

WHENEVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE DENOTED BY AN ASTERISK *), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

LICENSE AGREEMENT

ON

MITIGLINIDE

BETWEEN

KISSEI PHARMACEUTICAL CO LTD

AND

ELIXIR PHARMACEUTICALS, INC

* Confidential Treatment Requested

LICENSE AGREEMENT

1	DEFINITIONS	1

2	GRANT	7

3	DISCLOSURE OF KNOW-HOW	9

4	MILESTONE PAYMENTS	10

5	ROYALTIES	10

6	DEVELOPMENT	13

7	SUPPLY	16

8	MARKETING AND COMMERCIALIZATION	18

9	TRADEMARK IN TERRITORY	20

10	DISCLAIMER AND WARRANTIES	20

11	INTELLECTUAL PROPERTY	23

12	INFRINGEMENT	25

13	IMPROVEMENTS & GRANT-BACK	28

14	CONFIDENTIALITY/PUBLICATIONS	29

15	SAFETY INFORMATION	32

16	TERM AND TERMINATION	32

17	EFFECTS OF TERMINATION OR EXPIRATION	34

18	ANNOUNCEMENT	37

19	GOVERNING LAW	38

20	DISPUTE RESOLUTION	38

21	NOTICES	39

22	FORCE MAJEURE	40

23	INDEMNIFICATION AND INSURANCE	40

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24	NON-ASSIGNABILITY	43

25	LANGUAGE	43

26	ENTIRE AGREEMENT	43

27	SEPARABILITY	43

28	INDEPENDENT CONTRACTORS; NO PARTNERSHIP	44

29	AMENDMENT AND WAIVER	44

30	COUNTERPARTS	44

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License Agreement on Mitiglinide between Kissei and Elixir Page ii

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into on the Effective Date (as defined below) by and between Kissei Pharmaceutical Co., Ltd., a corporation duly organized and existing under the laws of Japan and having its registered office at 19-48, Yoshino, Matsumoto-City, Nagano- Prefecture 399-8710, Japan (“Kissei”) and Elixir Pharmaceuticals, Inc., a corporation duly organized and existing under the laws of Delaware, USA, and having its principal place of business at One Kendall Square, Building 1000, Fifth Floor, Cambridge, Massachusetts 02139, USA (“Elixir”). Each of Kissei and Elixir is sometimes referred to herein as a “Party” and collectively, as the “Parties.”

WITNESSETH THAT:

WHEREAS, Kissei is marketing mitiglinide for diabetes mellitus and is the owner of all rights and title to and interest in certain patents, patent applications, regulatory filings and technical information relating to such drug;

WHEREAS, Elixir desires to obtain from Kissei an exclusive license with respect to such substance under such Kissei patents, patent applications, regulatory filings and know-how for the formulation, development, manufacture, marketing, distribution and sales of and pharmaceutical preparations containing such substance in certain territories of the world; and

WHEREAS, Kissei is willing to grant an exclusive license to Elixir, under the terms and conditions hereinafter appearing.

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the Parties hereto agree as follows:

1	Definitions

1.1 “Affiliate” means any corporation, firm, partnership, limited liability company or other entity that controls, is controlled by or is under common control with a Party to this Agreement. For purposes of this definition, any entity will be regarded as in “control” of another entity if (a) it directly or indirectly owns more than fifty percent (50%) of the voting stock of the other entity or such lesser maximum percentage permitted in those jurisdictions where majority ownership by foreign entities is prohibited, (b) it owns or has a right to own more than fifty percent (50%) of the net assets of an entity without voting securities, or (c) it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the entity, whether through contract or otherwise.

1.2 “Competent Authorities” means the FDA or any other regulatory agency, ministry, department or other governmental body having authority in any country in the Territory to control development, manufacture, marketing, pricing and sale of Product.

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1.3 “Compound” means (a) the compound, defined as (+)-Monocalcium bis[(2S, 3a, 7a-cis)-a benzylhexahydro-g-oxo-2-isoindolinebutyrate] dihydrate, with INN of mitiglinide, (b) any metabolic precursors or prodrugs, synthetic precursors, isomers, metabolites, hydrates, anhydrides, solvates, salt forms, free acids or bases, esters, amides, ethers, complexes, conjugates or polymorphs of the compounds of clause (a) or this clause (b).

1.4 “Commercially Reasonable Efforts” means such efforts which are no less than those efforts used by each Party in its development or marketing projects with its own compounds and products having comparable commercial potential, stage of development, medical/scientific, technical and regulatory profile, and intellectual property protection.

1.5 “Control” means, with respect to any Patent, Know-How, Confidential Information, or other intellectual property or right thereto or tangible material, that the entity controlling such right or item, owns a transferable interest or has a license or sublicense to use or practice such right or item, and has the ability to grant another entity access, a license or a sublicense (as applicable) to use or practice such right or item.

1.6 “Effective Date” means the date of signature of the second party to execute this Agreement.

1.7 “Elixir” means Elixir Pharmaceuticals, Inc.

1.8 “Elixir Improvement” means any and all Know-How, patentable or non-patentable, Controlled by Elixir or any of its Affiliates or Elixir Sublicensees, conceived or developed and which covers or embodies the composition or manufacture or use of any improvement, invention or discovery concerning the Compound or the Product, in each case with respect to new or improved compositions, methods of manufacture, formulas, method of delivery, dosage and uses and indications thereof, as well as the addition of other active ingredients thereto to form Combination Products. For the purpose of this Agreement, “Elixir New Patent Application” means a provisional patent application on Elixir Improvement filed in the Territory by Elixir, its Affiliates or Elixir Sublicensees.

1.9 “Elixir Know-How” means all Know-How Controlled by Elixir or any of its Affiliates on the Effective Date and all Know-How which becomes Controlled by Elixir or any of its Affiliates or Elixir Sublicensees during the term of this Agreement, including all Elixir Improvements.

1.10 “Former Licensees” means Kissei’s former licensees and their sublicensees, of the Compound and Product before the Effective Date, under any Kissei Patents (both inside and outside the Territory), Kissei Know-How or Kissei Regulatory Documentation, which parties are namely Purdue Pharma L.P, Mundipharma International Limited and ADIR.

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1.11 “Former Licensees IP” means all Patent, Know-How and Regulatory Documentation created by or Controlled on the Effective Date by any Former Licensee or any of its Affiliates.

1.12 “Field” means all diagnostic, prognostic and therapeutic uses, including diagnosis, treatment, prevention or control of any human or animal diseases, disorders or conditions.

1.13 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.14 “Generic Competition” means, on a country-by-country basis, sales by one or more Third Parties with products containing the Compound in a country of the Territory exceeding * per cent (*%) of the total sales volume in a Royalty Period of all products containing the Compound (including the Product) in all dosage forms in such country, which is measured in units and reported by International Medical Statistics or a comparable source agreed by the Parties separately.

1.15 “Improvement(s)” means Kissei Improvements and/or Elixir Improvements as the case may be.

1.16 “IND” means an investigational new drug application in the United States or equivalent application filed with Competent Authorities in conformance with applicable Law, for the purposes of initiating clinical trials of a pharmaceutical compound in the United States or any other country of the Territory.

1.17 “Kissei” means Kissei Pharmaceutical Co., Ltd.

1.18 “Kissei Improvement” means any and all Know-How, patentable or non-patentable, Controlled by Kissei or any of its Affiliates, conceived or developed and which covers or embodies the composition or manufacture or use of any improvement, invention or discovery concerning the Compound or the Product, in each case with respect to new or improved compositions, methods of manufacture, formulas, method of delivery, dosage and uses and indications thereof, as well as the addition of other active ingredients thereto to form Combination Products.

1.19 “Kissei Know-How” means all Know-How Controlled by Kissei or any of its Affiliates on the Effective Date and all Know-How that becomes Controlled by Kissei or any of its Affiliates during the term of this Agreement, including all Kissei Improvements.

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1.20 “Kissei Licensee” means licensees of the Compound and/or Product outside Territory on the Effective Date and thereafter, under any Kissei Patents (both inside and outside the Territory), Kissei Know-How or Kissei Regulatory Documentation.

1.21 “Kissei Patents” means Patents Controlled by Kissei or any of its Affiliates in the Territory (unless otherwise expressly indicated), on the Effective Date, and Patents that become Controlled by Kissei or any of its Affiliates, in the Territory (unless otherwise expressly indicated), during the term of this Agreement. Exhibit A lists Kissei Patents, as amended and listed by Kissei and updated from time to time under the terms of this Agreement or as may otherwise be requested by Elixir.

1.22 “Know-How” means all technical information specifically relating to the Compound or the Product, including all biological, toxicological and chemical information, biochemical information, metabolic, non-clinical, pre-clinical, clinical, pharmacological and pharmacokinetic data, physico-chemical properties, compositions, combinations, assays, formulations, quality control information, synthetic processes, and manufacturing methods and data, specifications, and any other information relating thereto, but excluding synthetic processes solely for, and manufacturing methods and data, specifications and any other information relating solely to, manufacturing the Compound.

1.23 “Marketing Approval” means the approval of an NDA and any corresponding approval by Competent Authorities in any country of the Territory for the manufacturing, marketing, promoting, distributing, pricing and selling of Products in the Territory.

1.24 “NDA” means a new drug application in the United States or equivalent application submitted to a Competent Authority to obtain Competent Authority approval for the marketing of a pharmaceutical product in the United States or any other country of the Territory, and all subsequent amendments and supplements to such NDA.

1.25 “Net Sales” means the gross sales price for the Product invoiced by Elixir or any of its Affiliates or Elixir Sublicensees to Third Party customers for sales or other transfers or dispositions for consideration of a Product, less (i) documented discounts (including customary trade, quantity, cash and patient discount programs discounts), retroactive price reductions, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers; (ii) credits for returns, such as unrecoverable damaged goods or rejections and including Product returned in connection with recalls or withdrawals; (iii) transportation charges including insurance; and (iv) any value added taxes or governmental charges, including custom duties, levied on the sale of the Product. Net Sales shall not include any payments among Elixir, its Affiliates and Elixir Sublicensees. For the purpose of this Agreement, Net Sales for Combination Product shall be as stipulated in Section 5.1(e).

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1.26 “Patent” means all patents and patent applications, including provisionals and priority filings, utility models and their applications, and which specifically or generically claim the Compound or Product, claim a use for the Compound or Product, claim a method of making the Compound or Product or otherwise covers the Compound or Product, together in all cases with any continuations, continuations-in-part, divisions, patents of addition, reexaminations, reissues, renewals as well as extensions, supplementary protection certificates and any other patent term or regulatory extensions of any of the foregoing.

1.27 “Product” means any and all pharmaceutical preparations in the Field in finished dosage packaged forms ready for sale to Third Parties by Elixir which contain the Compound. Product includes, without limitation, Combination Products.

1.28 “Combination Product” means a Product that includes at least one additional active ingredient other than the Compound. Under this Agreement, drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 C.F.R. 210.3(b)(7) (or any successor Law thereto).

1.29 “Regulatory Filings” mean any filings, registrations or applications in any country which is or is equivalent to an IND or NDA for the Compound or Product or any other regulatory filing, registration or application made in the United States or any other country regarding the Compound or Product.

1.30 “Territory” means all of the countries and territories in North America, Central America and South America, including the United States of America, Canada, Mexico, Brazil, Argentina, Bolivia, Chile, Columbia, Ecuador, French Guiana, Guyana, Paraguay, Peru, Suriname, Uruguay, Venezuela, Belize, Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua and Panama.

1.31 “Third Party” means any party other than a Party to this Agreement and such Party’s Affiliates.

1.32 “Trademark” means the trademark(s) selected by Elixir or another Commercializing Party, used and/or registered and maintained during the term of this Agreement, by Elixir or such Commercializing Party in any country of the Territory, and chosen and used by Elixir or such Commercializing Party for the commercial sale of Product, other than corporate names of Elixir or such Commercializing Party.

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1.33 “Valid Claim” means any claim contained in any issued and unexpired Kissei Patent in the Territory which has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency or competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise.

1.34 “Confidential Information” means all trade secrets, know-how, inventions, Improvements, General Know-How, Know-How, Regulatory Documentation, chemical or biological materials, marketing plans, business strategies, financial information, customer lists, or other information or material that has been conceived or developed by a Party, or has otherwise become known to a Party, or to which rights have been assigned to a Party, or a Party Controls, as well as any other information or material that are deemed confidential or proprietary to or by a Party, in each case that are disclosed by such Party to the other Party, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the disclosing Party in oral, written, graphic, or electronic form.

1.35 “Elixir Patents” means all Patents Controlled by Elixir or any of its Affiliates on the Effective Date, and all Patents that become Controlled by Elixir or any of its Affiliates or Elixir Sublicensees during the term of this Agreement.

1.36 “Elixir Regulatory Documentation” means all Regulatory Documentation Controlled by Elixir or any of its Affiliates on the Effective Date in the Territory, and all Regulatory Documentation in the Territory that becomes Controlled by Elixir or any of its Affiliates or Elixir Sublicensees during the term of this Agreement.

1.37 “Kissei Regulatory Documentation” means all Regulatory Documentation Controlled by Kissei or any of its Affiliates on the Effective Date, and all Regulatory Documentation that becomes Controlled by Kissei or any of its Affiliates during the term of this Agreement.

1.38 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign, including any regulatory agency policy or informal regulatory agency guidance.

1.39 “Regulatory Documentation” means all Regulatory Filings, registrations, filings, applications, licenses, authorizations and approvals (including all Marketing Approvals), all correspondence submitted to or received from Competent Authorities (including minutes and official contact reports relating to any communications with any Competent Authorities), and all clinical studies, data and supporting documents contained therein, in each case relating to the Compound or Product, and all data contained in any of the foregoing (including advertising and promotional and marketing documents, adverse event files, PSURs, medical event reports, complaint files, manufacturing records and the like).

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1.40 “Toxicology Studies” means any carcinogenicity study, genotoxicity study or other studies related to Carcinogenicity Assessment Committee (CAC) of the FDA review of Compound in non-human animals or in vitro required by the FDA or any other Competent Authority.

1.41 “ADIR” means ADIR, with offices at rue Carle Hebert, 92415 Courbevoie Cedex, France, and its Affiliates (including those entities with “Servier” in the name).

Definitions for each of the following terms are found in the body of this Agreement as indicated below:

Defined Term	Location
“Commercializing Party”	Section 8.1
“Developing Party”	Section 6.1
“Development Plan”	Section 6.1
“Disclosing Party”	Section 14.1
“Dispute”	Section 20.1
“Elixir Indemnitees”	Section 23.1
“Elixir New Patent Application”	Section 1.8
“Failure to Supply”	Section 7.9
“Force Majeure”	Section 22.1
“Indemnitee”	Section 23.3
“Indemnitor”	Section 23.3
“Initial Term”	Section 16.1
“Kissei Indemnitees”	Section 23.2
“Losses”	Section 23.1
“Receiving Party”	Section 14.1
“Royalty Period”	Section 5.1
“Royalty Report”	Section 5.3(a)
“Supply Agreement”	Section 7
“Surviving Elixir Sublicensee”	Section 2.3(b)
“Terminated Elixir Sublicensees”	Section 2.3(b)
“Third Party License”	Section 5.1(d)
“Third-Party Claim”	Section 12.2(a)
“Transferee”	Section 17.6

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2	Grant

Grant of Rights. Kissei hereby grants, for itself and all of its Affiliates, to Elixir and its Affiliates, an exclusive (even as to Kissei and its Affiliates) license, with the right to grant sublicenses, under the Kissei Patents, the Kissei Know-How and the Kissei Regulatory Documentation, to: (i) use and develop Compound in the Field in the Territory, (ii) make, have made, use and develop Product in the Field in the Territory, (iii) offer to sell, have offered for sale, sell, have sold, import, have imported, commercialize and otherwise exploit Compound and Product in the Field in the Territory, and (iv) to make and have made Product outside the Territory under Kissei Patents, Kissei Know-How and Kissei Regulatory Documentation in the applicable country(ies) outside the Territory, but only to import or have imported the resulting Product into the Territory, this clause (iv) subject to Kissei’s prior written consent, such consent shall not be unreasonably withheld and shall be made by Kissei within thirty (30) days. (Those activities under clauses (i) to (iv) of the prior license grant, collectively “Permitted Elixir Activities.”) The foregoing license grants include the right to make reference to Kissei Regulatory Documentation in support of the Permitted Elixir Activities, and are transferable in connection with an assignment of this Agreement by Elixir permitted by Section 24.

2.2 Elixir’s First Refusal Right on Europe. In the event that Kissei elects to seek a licensee to commercialize Compound or Product in the European Union and other countries in geographical Europe (collectively, “European Countries”) under the Kissei Patents in the European Countries, the Kissei Know-How and the Kissei Regulatory Documentation in the Field, Elixir shall have the first refusal right to negotiate with Kissei on such license for the European Countries. Kissei shall offer the license to Elixir before offering such license to a Third Party and the Parties shall negotiate on the terms and conditions for such license in good faith. In the case that the Parties are unable to agree on the terms and conditions within * (*) months of the commencement of such negotiations, Kissei shall have the right to license to a Third Party the Compound or the Product in the European Countries in the Field.

2.3 Sublicenses.

(a) Elixir may grant sublicenses to one or more Third Parties (any such Third Parties, together with all their direct and indirect sublicensees, collectively, “Elixir Sublicensees”) of the licenses granted to Elixir hereunder, subject to Kissei’s prior written consent with respect to the identity of the potential Elixir Sublicensee, such consent shall not be unreasonably withheld and shall be made by Kissei within * (*) days upon Elixir informing Kissei in writing of such identity. Elixir shall warrant that any sublicense granted by Elixir or any Elixir Sublicensee shall be subject to the terms and conditions of this Agreement.

(b) Any such sublicense granted to an Elixir Sublicensee hereunder shall terminate immediately upon the termination hereunder of the license from Kissei subject to such sublicense, provided that such sublicensed licenses provided herein shall not terminate if, as of the effective date of such termination hereunder, the Elixir Sublicensee is not in material breach of its obligations to Elixir under its sublicense agreement with Elixir (each such continuing Elixir Sublicensee hereunder, a “Surviving Elixir Sublicensee”, and all other Elixir Sublicenses, collectively “Terminated Elixir Sublicensees”).

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3	Disclosure of Know-How

3.1 Disclosure of Kissei Know-How and Kissei Regulatory Documentation. Within sixty (60) days after the Effective Date of this Agreement, Kissei shall disclose or make available to Elixir copies of all of the Kissei Know-How and Kissei Regulatory Documentation, including such Kissei Know-How and Kissei Regulatory Documentation identified on Exhibit B. Thereafter during the term of this Agreement, Kissei shall disclose and make available to Elixir all future Kissei Know-How and Kissei Regulatory Documentation on a regular basis, provided that all material new Kissei Know-How and Kissei Regulatory Documentation shall be provided without delay.

3.2 Technical Assistance. During the six (6) month period following the Effective Date, Kissei shall reasonably cooperate with Elixir to provide, at Elixir’s request, up to one hundred (100) hours of technical assistance as set forth below. Kissei shall provide the first fifty (50) hours of such technical assistance without charge to Elixir. Elixir shall pay Kissei a rate of $100 per hour for the second fifty (50) hours of such technical assistance and such reasonable out-of-pocket costs as may be expected under normal business custom in the United States, if any. Before providing any such assistance for which Elixir shall pay Kissei, Kissei shall notify Elixir in writing. Such cooperation shall include, without limitation, providing Elixir with reasonable access by teleconference or in-person at Kissei’s facilities (subject to Kissei’s customary rules and restrictions with respect to site visits by non-Kissei personnel) to Kissei personnel involved in the development and commercialization of the Compound and Product to provide Elixir with a reasonable level of technical assistance and consultation in connection with the transfer of the Kissei Know-How and Kissei Regulatory Documentation.

3.3 Disclosure of Elixir Know-How and Elixir Regulatory Documentation. Elixir shall disclose or make available to Kissei, during the term of this Agreement, any and all Elixir Know-How and Elixir Regulatory Documentation on a regular basis, provided that all material Elixir Know-How and Elixir Regulatory Documentation shall be provided without delay.

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4	Milestone Payments

4.1 Milestone Payments. In partial consideration of the acquisition of license rights granted to Elixir by Kissei at the Effective Date hereunder, Elixir shall pay to Kissei the following milestone amounts within thirty (30) days of the occurrence of the corresponding events described below (except for the first payment in the first row, which shall be within eighty (80) days):

Event	Payment (U.S. Dollars)
Within eighty (80) days of signing of this Agreement by both Parties		$5,000,000
Submission of the NDA for the Product in the United States		$3,000,000
Marketing Approval for Product in the United States		$7,000,000
When cumulative Net Sales reach $300 million	$	*
When cumulative Net Sales reach $600 million	$	*
TOTAL PAYMENTS		$40,000,000
		(Forty Million U.S. Dollars	)

4.2 Non-Refundable. Any payments made by Elixir in accordance with Section 4.1 shall, once they are paid, not be refundable nor creditable for any reason whatsoever, unless otherwise expressly provided herein.

4.3 Single Payments. The payments specified in Section 4.1 shall be made only one time upon the first occurrence of the event described in Section 4.1, regardless of how many times such event may be achieved with regard to the Products covered by this Agreement.

5	Royalties

5.1 Royalty Manner. In partial consideration of the acquisition of the license rights granted to Elixir at the Effective Date hereunder, Elixir shall pay to Kissei a royalty within sixty (60) days after the end of each calendar quarter (the “Royalty Period”), on a Product-by-Product basis and taking into account any reductions thereto provided for hereunder (including in Sections 12.2(c) and 17.7(a)), at the following manner and rate:

(a) In countries of the Territory for as long as Valid Claims exist in such country that cover such Product, * percent (*%) of Net Sales in the Territory of such Product of not more than * (*) dollars per year, * percent (*%) of Net Sales in the Territory of such Product of greater than * (*) dollars per year and not more than * (*) dollars per year, or * percent (*%) of Net Sales in the Territory of such Product of greater than * (*) dollars per year, until no Valid Claims in such country covering such Product exist, on a country-by-country basis, or

(b) In countries of the Territory where there are no Valid Claims covering such Product or where all Valid Claims covering such Product no longer exist, half of the royalty rate stated at Section 5.1(a) during the period Elixir is marketing such Product, from first commercial sale of such Product until * after such first commercial sale, on a country-by-country basis.

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Subject to reduction hereunder, the above specified royalties are as follows:

Annual Net Sale	Valid Claims Exist	No Valid Claims Exist
< $*	* % of Net Sales	* % of Net Sales
>= $* and =< $*	* % of Net Sales	* % of Net Sales
> $*	* % of Net Sales	* % of Net Sales

(c) In the event of Generic Competition occurs in a particular country of the Territory during the Royalty Period, the royalty rate stipulated in Section 5.1(a) for such country shall be reduced * percent (*%) thereof and applied from the next Royalty Period during such Generic Competition period.

(d) On a country-by-country and product-by-product basis, in the event that Elixir, its Affiliates or Elixir Sublicensees are required to obtain, through their exercise of their reasonable business prudence, a license from a Third Party in order to practice the rights granted by Kissei hereunder under the Kissei Patents, Know-How or Kissei Regulatory Documentation or otherwise to develop or commercialize a Product in such country of the Territory (“Third Party License”), and the terms of the Third Party License are approved by Kissei (such approval not to be withheld or delayed unreasonably), Elixir shall be entitled forthwith to reduce the amount of the applicable royalty on Net Sales in such country for such product under this Section 5.1 by * percent (*%) of the amount of any consideration, including royalties, actually paid to such Third Party with any remaining creditable amount being carried forward and offset against future royalties owed to Kissei on Net Sales in such country for such product, provided, however, that the royalty paid to Kissei on Net Sales in a Royalty Period shall not be reduced by more than * per cent (*%) of the royalty otherwise due pursuant to Sections 5.1(a), (b) and (c).

(e) Notwithstanding the foregoing, the Net Sales of Combination Product for calculating royalty subject to Sections 5.1(a), (b), (c) and (d) are, on a country-by-country and product-by-product basis:

(i) in cases where the active ingredient contained in such Combination Product, other than Compound of such Combination Product, is not covered by a Third Party’s valid, enforceable claim of an issued and unexpired patent, the Net Sales of such Combination Product for calculating royalty shall be calculated by multiplying * percent (*%) times the actual Net Sales of such Combination Product, and

(ii) in cases where the active ingredient contained in such Combination Product, other than Compound of such Combination Product, is covered by a Third Party’s valid, enforceable claim of an issued and unexpired patent, the Net Sales of such Combination Product for calculating royalty shall be calculated by multiplying * percent (*%) times the actual Net Sales of such Combination Product.

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For clarity, the Net Sales thresholds specified above for the royalty rates shall be determined on a Product-by-Product basis. Any payments made by Elixir in accordance with Section 5.1 hereof shall, once they are paid, not be refundable nor creditable for any reason whatsoever, unless (subject to Section 5.6) an error has been made by either Party or an adjustment hereunder has been made by Elixir in the calculation of such payment.

5.2 Accounting of Royalties. No royalty shall be payable on any Product made or used for tests or development purposes, or distributed as samples or donated to non-profit institutions or government agencies for non-commercial purposes and for which no payment is received by Elixir, or its Affiliates or Elixir Sublicensees. No royalties shall be payable on sales or transfer among Elixir and its Affiliates or Elixir Sublicensees, but royalties shall be payable on subsequent sales by Elixir and its Affiliates or Elixir Sublicensees to an unrelated Third Party. Only one royalty shall be due with respect to the same unit of Product.

5.3 Royalty Reports; Records. During the term of this Agreement after first commercial sale of the first Product, Elixir shall furnish or cause to be furnished to Kissei within sixty (60) days after the end of each Royalty Period a written report or reports (the “Royalty Report”) covering the applicable Royalty Period:

(a) the Net Sales of Products in each country of the Territory during the Royalty Period;

(b) the royalties, payable in U.S. Dollars, which shall have accrued hereunder in respect to such Net Sales;

(c) withholding taxes, if any, required by Law to be deducted in respect of such royalties;

(d) the exchange rates used in determining the amount of U.S. Dollars; and

(e) the major market channels of the Product distributed by Elixir, its Affiliates and Elixir Sublicensees.

5.4 Exchange Rates; Reports. With respect to sales of Product invoiced in U.S. Dollars, the Net Sales and royalty payable shall be expressed in such currency as it is. With respect to sales of Product invoiced in a currency other than U.S. Dollars, the Net Sales and royalty payable shall be expressed in the domestic currency of the country where such sale was made together with the U.S. Dollars equivalent of the royalty payable, calculated using the average daily exchange rates posted in The Financial Times published on the last day of such Royalty Period. Royalty Reports shall be due sixty (60) days following the close of each respective Royalty Period. Elixir and its Affiliates and Elixir Sublicensees shall keep legible, verifiable and accurate records in sufficient detail to enable the royalties payable hereunder to be determined and substantiated.

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5.5 Withholding Tax. Elixir shall deduct any withholding taxes and other statutory duties from the royalties and from all payments set forth in Sections 4 and 5 and pay them to the proper tax authorities if required by applicable Law. Elixir shall maintain official receipts related to any withholding taxes and forward copies of such receipts to Kissei. The Parties will exercise their commercially reasonable efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future double taxation agreement between Japan and the United States of America. According to Laws applied to the Parties, this reduction requires a certificate of tax exemption, and in order to achieve such reduction, each Party shall cooperate with the other Party with applicable legal procedure and shall provide the other Party with the claim for a certificate of tax exemption in respect of royalties paid on the official form containing a certification of residence of the competent tax authority and other appropriate documents.

5.6 Audit Rights. Kissei shall have the right to have an independent public accounting firm of its own selection, except one to whom Elixir, its Affiliates or Elixir Sublicensees may have reasonable objection, and at Kissei’s own expense (except if the result of such audit results in an underpayment exceeding * percent (*%) of the payments that were paid to Kissei on an annualized basis) and not on a contingency basis, examine the relevant books and records of account of Elixir and any of its Affiliates and Elixir Sublicensees during reasonable business hours upon reasonable prior written notice to Elixir and not more often than once each calendar year, for not more than two (2) previous years, to determine whether appropriate payment have been made to Kissei hereunder. Kissei may exercise such right until the end of one (1) year after the termination or expiration of this Agreement. Elixir shall promptly pay to Kissei the full amount of any undisputed underpayment. If the amount of the underpayment is greater than * percent (*%) on an annualized basis, Elixir shall pay interest on that amount that is in excess of *% at the rate of LIBOR plus * percent (*%) per year, compounding annually from the date payment was due. Kissei shall promptly pay to Elixir the full amount of any overpayment. Said public accounting firm shall treat as confidential, and shall not disclose to Kissei, any information other than information which could otherwise be given to Kissei pursuant to any provision of this Agreement, all of which shall be treated as Confidential Information of Elixir hereunder.

6	Development

6.1 Development Plan. Elixir shall provide Kissei with the Development Plan within sixty (60) days after the receipt by Elixir of all of the Kissei Know-How (as amended from time to time, the “Development Plan”). The Development Plan shall comprise the general timetable of the development studies and investigations which Elixir or any of its Affiliates or Elixir Sublicensees (each such developing entity, a “Developing Party”) proposes to carry out with respect to the Compound and the Product (other than Combination

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Product), and also the timetable for the submission of NDA and the Marketing Approval of such Product in the United States. Such studies and investigations shall be directed towards the Marketing Approval of such Product in the United States. Kissei may give Elixir comments, if any, for such Development Plan within thirty (30) days from the receipt thereof, and Elixir shall take into account such comments from Kissei as far as they are scientifically and objectively appropriate and reasonable.

6.2 Protocol Preparation. In the event that Elixir prepares a protocol for any non-clinical or clinical studies that Elixir proposes to carry out according to the Development Plan, Elixir shall provide Kissei for its prior comments with such protocols or summaries of such, and Kissei may give Elixir comments, if any, thereon within thirty (30) days from the receipt thereof and Elixir shall consider such comments from Kissei as far as they are scientifically and objectively appropriate and reasonable. If material differences in Elixir’s protocol and Kissei’s comments exist, both Parties shall discuss in good faith to solve the differences. In the event that Elixir makes a protocol for any Toxicological Studies, Elixir shall provide Kissei with synopsis of protocol in advance and Kissei shall make the final decision without any consent by Elixir on conducting such studies during the term of this Agreement, provided that Kissei shall make its decision and communicate that effect to Elixir within thirty (30) days of receiving such protocol.

6.3 Commercially Reasonable Efforts. Elixir shall use, or shall cause another Developing Party to use, Commercially Reasonable Efforts at its own responsibility and expense hereunder to pursue the development of the Product in accordance with the Development Plan for obtaining the Marketing Approval of such Product first in the United States and Canada, and after obtaining Marketing Approval in those two countries, thereafter in each country of the Territory.

6.4 Regulatory Filings. Within sixty (60) days after the Effective Date, Kissei shall assign and transfer to Elixir all Regulatory Filings, including all Regulatory Documentation associated therewith, made in the Territory by Kissei or any of it Affiliates. In the event that Elixir or another Developing Party intends to make a material Regulatory Filing with respect to a Compound or Product, including any material supplementary report or documents to be submitted after filing those applications, in any country of the Territory, Elixir shall submit to Kissei an English summary thereof for its prior review and Kissei may give comments, if any, thereon within thirty (30) days from the receipt thereof and Elixir shall consider such comments from Kissei as far as they are scientifically and objectively appropriate and reasonable.

6.5 Development Status Report. Within sixty (60) days following the close of each calendar year during the term of this Agreement, Elixir shall provide Kissei with development status report on development activities of Elixir and other Developing Parties for Compound and the Product during the immediately preceding twelve (12) month period.

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6.6 Annual Meeting; Development Coordination. During the development of the Product (other than Combination Product) by Elixir or another Developing Party, until Marketing Approval in the United States for the first such Product, Kissei and Elixir, and other Developing Parties as mutually agreed by the Parties, shall meet upon reasonable request by Kissei not more than once each calendar quarter, but at least once per calendar year, to exchange information and findings obtained from their respective development activities and to promote cooperation between the Parties hereto. During such development period, Kissei will coordinate the development effort for Compound and Product (other than Combination Product) between Elixir and other Developing Parties, and Kissei and Kissei Licensees outside the Territory, in order to create synergies and avoid unnecessary duplication of efforts, including the promotion of collaboration and co-ordination between Elixir and such other Developing Parties, and Kissei and Kissei Licensees in countries other than the Territory, for the purpose of sharing and exchanging development data and results and of co-ordinating development clinical and non-clinical studies and activities necessary or useful for the purpose of obtaining the Marketing Approval of the Product (other than Combination Product) in the respective territories and in particular in the Territory, with the aim of reducing the necessary cost and expenses. Elixir and the other Developing Parties shall reasonably cooperate with such coordination efforts.

6.7 Notice of Major Events. Elixir shall inform Kissei of the dates of starting phase III clinical studies as well as the dates of the submission of the NDA and Marketing Approval in each country of the Territory in each case with respect to Product, within ten (10) days of such occurrence. Kissei shall inform Elixir of the dates of starting the equivalent of phase III clinical studies outside the Territory by Kissei or any of its Affiliates or Kissei Licensees as well as the dates of the submission of the NDA and Marketing Approval in each country outside the Territory, within ten (10) days of such occurrence.

6.8 Supply of Compound. Together with the Development Plan to be submitted by Elixir as per Section 6.1, Elixir shall submit to Kissei an estimate of the quantities of the Compound necessary for the development of the Product by Elixir or another Developing Party in the Territory before the first commercial sale of the first Product by Elixir or any of its Affiliates or Elixir Sublicensees, including the timing of delivery of such quantities. Kissei shall supply Elixir with all requirements for the Compound in such form acceptable to both Parties that Elixir or another Developing Party requires for conducting any development work (including for clinical trials) for obtaining the Marketing Approval of the Product in the Territory. Such supply of the Compound shall be provided at the cost of * per kilogram delivered CIF manner. Such supply of Compound shall satisfy U.S. “cGMP” (as such term is customarily understood).

6.9 Former Licensee’s Support. In the case where Elixir receives support from any Former Licensee (other than Former Licensees IP licensed to Elixir by Kissei hereunder), such as a consulting arrangement involving clinical investigators at Former Licensees’ discretion, Elixir shall bear any cost to such Former Licensee necessary for such support.

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7	Supply

The Parties shall negotiate in good faith and enter into a supply agreement (“Supply Agreement”) regarding the provision of commercial quantities of the Compound, which Supply Agreement shall contain terms and conditions substantially in accordance with the following terms and conditions set forth in this Section 7, and such other terms and conditions on which the Parties may mutually agree, all of which terms and conditions shall not become binding upon the Parties until they enter into the Supply Agreement provided that the Parties agree that:

7.1 Supply and Purchase. Except otherwise set forth herein, during the term of this Agreement and with respect to Product for which Elixir is obligated to pay Kissei royalties hereunder, Kissei shall supply Elixir with, and Elixir shall purchase exclusively from Kissei all of the quantities of the Compound which Elixir and its Affiliates and Elixir Sublicensees require for the formulation, marketing, distribution, promotion and sales of such Product in the Territory.

7.2 Supply Price. The supply price of the Compound to be delivered by Kissei to Elixir as per Section 7.1 hereof shall be * per kilogram of Compound. The supply price of the Compound shall be discussed from time to time during the term of this Agreement between the Parties, and may be adjusted, taking business profit of both Parties into account with the understanding that the Parties will address generic production and currency exchange rates in the Supply Agreement.

7.3 Payment. Any invoice will be issued by Kissei together with the delivery of the Compound to Elixir and shall be paid by Elixir within sixty (60) days upon receipt by Elixir of such invoice and acceptance by Elixir of the applicable Compound shipment by wire transfer on a bank account designated by Kissei.

7.4 Shipment Condition. Kissei shall deliver the Compound CIF ICC Incoterms 2000 to Elixir’s designated place of delivery in accordance with instructions indicated in the order therefore submitted by Elixir to Kissei per Section 7.7 hereof. On the same day Compound is shipped to Elixir, Kissei or Kissei’s designee will fax to Elixir’s designated employee a signed Certificate of Analysis certified by Kissei that each lot or batch in such shipment was tested and meets the Compound specifications.

7.5 Quality. The Compound to be supplied by Kissei pursuant to Section 7 hereof shall meet such specifications as agreed upon between the Parties and set forth in Exhibit C or the Supply Agreement, or thereafter modified upon mutual agreement of the Parties.

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7.6 Nonconforming Compound. In the event that any quantity of the Compound supplied by Kissei to Elixir hereunder does not comply with such specifications referred to in Section 7.5 and if Kissei has confirmed the nonconformance of such quantity of the Compound, Elixir shall have the right to request the replacement thereof by the quantity of the Compound of the quality specified in such specifications and return to Kissei such nonconforming quantity of the Compound in question at Kissei’s expenses, provided that Elixir shall notify Kissei, within a period of thirty (30) days after receipt of such quantity of the Compound, of such nonconformance and such notification shall be made in any event before Elixir utilizes such nonconformance quantity of the Compound in production. In the event that the concurrent quality control testing conducted by the Parties disagrees as to the Compound conformance to the specifications, the Parties shall endeavor to settle such matter amicably and constructively between themselves. In the event that the Parties fail to settle such matter, the Parties shall agree to refer such allegedly nonconforming quantity of the Compound to a neutral laboratory as agreed upon between the Parties. The results of the neutral laboratory shall be final and binding upon the Parties. All expenses incurred on such analysis will be borne by the Party whose quality control results do not conform to the results of the neutral laboratory. In the event that the neutral laboratory upholds the results of Elixir relating to the quantity of the Compound being nonconforming, then Kissei shall replace at its cost and expense the entire quantity of the Compound as soon as possible. It is agreed and understood that Kissei’s responsibility under this Section 7.6 shall be limited to prompt replacement of the nonconforming quantity of the Compound and that Elixir shall store the Compound in accordance with the conditions to be agreed by both Parties.

7.7 Purchase Estimate and Order. Starting one hundred eighty (180) days prior to the expected launch date of the first commercial sale of the Product in the Territory, and thereafter during the first ten (10) business days at the beginning of each calendar quarter, Elixir shall submit to Kissei a good faith written estimate of its requirements of the Compound for each of the following consecutive four (4) quarters. At least ninety (90) days prior to the beginning of each calendar quarter, Elixir shall provide Kissei with the firm order for the quantities of the Compound of which Elixir wishes shipments during such calendar quarter and such quantities of the Compound shall in no event be lower than * percent (*%) of the quantities of the Compound indicated in the last written estimate submitted by Elixir to Kissei for such calendar quarter, unless otherwise agreed by the Parties. In the event that the quantities of the Compound ordered by Elixir in any calendar quarter exceed * percent (*%) of the quantities of the Compound in the last estimate submitted by Elixir to Kissei for such calendar quarter, Kissei shall not be obliged but shall consider to supply Elixir with such quantities of the Compound which exceed one hundred twenty percent (120%).

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7.8 Technology Transfer. The Parties shall co-operate and take all Commercially Reasonable Efforts to transfer the manufacturing technology of the Products to Elixir as promptly as practicable.

7.9 Failure to Supply. Kissei shall promptly notify Elixir if Kissei determines that it will be unable to meet the delivery date or quantity specified in any firm order. If more than once during any twelve (12) consecutive month period, (i) Kissei is unable to deliver at least * percent (*%) of any firm order placed by Elixir in accordance with Section 7.7, or (ii) any Compound supplied by Kissei is determined to be nonconforming subject to Section 7.6 (each, a “Failure to Supply”), Elixir shall have the right to obtain a second source of supply for the Compound to supplement or replace Kissei as a supplier of the Compound. In the event of a Failure to Supply, Kissei, upon Elixir’s written request, shall provide Elixir or any Third Party manufacturer chosen by Elixir with all Kissei Know-How related to the manufacturing of the Compound. Kissei shall also provide Elixir with any additional documentation and materials, at Elixir’s expense, reasonably necessary to manufacture or have manufactured the Compound in accordance with the licenses and other rights granted in Section 2.1 and elsewhere hereunder. If necessary, Kissei will support the implementation of its Know-How for the manufacture of the Compound by providing appropriate employees giving the required advice at the premises of Elixir or any such Third Party manufacturer.

8	Marketing and Commercialization

8.1 Commercially Reasonable Efforts. Elixir or any of its Affiliates or Elixir Sublicensees (each such entity, a “Commercializing Party”) shall use Commercially Reasonable Efforts, at its own expense, to promote, market, distribute and sell the Product under the Trademark in each country in the Territory after Marketing Approval there. Elixir or another Commercializing Party shall have the right to market the Product in the Territory within its own responsibility and have the sole final responsibility for all decisions relevant to the Territory.

8.2 Commercialization. Elixir or another Commercializing Party, at its own expense, shall use Commercially Reasonable Efforts to promote, market, distribute and sell the Product consistent with accepted pharmaceutical business practice and applicable legal requirements as required by Section 8.1. Elixir or another Commercializing Party shall use Commercially Reasonable Efforts to obtain Marketing Approval in the United States for Product containing Compound as the sole active ingredient before Product that is a Combination Product.

8.3 Package Design. The design of the package of the Product for sale in the Territory will be decided by Elixir at its sole discretion. However, each Party shall furnish the other Party with copies of all Product packages and package inserts to be used for marketing of the Product by such Party or any of its

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Affiliates or any of their (direct or indirect) licensees or sublicensees for such other Party’s archive. Unless prohibited by Law in a country in the Territory, all packages and package inserts for Product sold by Elixir or another Commercializing Party shall properly and clearly indicate in such reasonable shape, size and colour so as to render the indication plainly discernible and as specified or approved by Kissei the words, “developed, manufactured and sold by Elixir [or another Commercializing Party] (or its designees) only in the Territory under license from Kissei Pharmaceutical Co., Ltd., Matsumoto, Japan”, or an equivalent wording in a relevant language in each country of the Territory in compliance with applicable Law.

8.4 Marketing Materials. Each Party shall furnish the other Party with copies of monographs and major promotional materials such as brochures, pamphlets and the like used for marketing of the Product by such Party or any of its Affiliates or any of their (direct or indirect) licensees or sublicensees for such other Party’s archive.

8.5 Option to Co-Promote. Kissei retains the option to negotiate for co-promotion rights in the Field in the Territory until * after the submission of the first NDA for the first Product (in the Territory, subject to any restrictions on co-promotions rights under applicable Law in the Territory. If Kissei wishes to exercise this option right, the Parties shall negotiate and attempt to agree and enter into a co-promotion agreement within * or alternatively Elixir may decline to negotiate with Kissei. Elixir may at any time inform Kissei that Elixir is terminating Kissei’s option because Elixir desires to negotiate with others. If Kissei fails to exercise such option before the end of such * period or if the Parties are unable to agree within such * day period or if Elixir so declines to negotiate or so terminates the option, Kissei will no longer have any rights and Elixir will no longer have any obligations under this Section 8.5.

8.6 Annual Meeting; Commercialization Coordination. After the first commercial sale of Product (other than Combination Product) by Elixir or any other Commercializing Party and for the remainder of the term of this Agreement, Kissei and Elixir, and other Commercializing Parties and Kissei Licensees as mutually agreed by the Parties, shall upon reasonable request by Kissei or Elixir meet at least once per calendar year to exchange information regarding their respective development and commercialization activities regarding such Product. Kissei may coordinate the marketing and commercialization for Product (other than Combination Product) between Elixir and other Commercializing Parties, and Kissei and Kissei Licensees outside the Territory, in order to create synergies and avoid unnecessary duplication of efforts, including the promotion of collaboration and co-ordination between Elixir and such other Commercializing Parties, and Kissei and Kissei Licensees in countries other than the Territory, for the purpose of sharing and exchanging the following: market developments, acceptance of such Product, post-approval clinical studies, promotional and marketing activities and similar information. Elixir and the other Commercializing Parties shall reasonably cooperate with any such coordination efforts.

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9	Trademark in Territory

Elixir undertakes not to use any Trademark or those confusingly similar thereto for any products of Elixir other than the Product.

10	Disclaimer and Warranties

10.1 No Representation of Success. Kissei does not warrant that Elixir can successfully develop, obtain Marketing Approvals for, or market the Product in the Territory by using and relying upon the Kissei Patents, the Kissei Know-How and the Kissei Regulatory Documentation supplied by Kissei hereunder and further that, except as expressly provided in Section 10.2, the Kissei Patents, the Kissei Know-How and the Kissei Regulatory Documentation has not any defect.

10.2 Kissei Representations and Warranties. Except as set forth in Exhibit D, Kissei covenants, and represents and warrants to Elixir as of the Effective Date, that:

(a) Kissei is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

(b) Kissei has full right and authority to use the Kissei Patents, the Kissei Know-How and the Kissei Regulatory Documentation and to enter into this Agreement and to grant the licenses to Elixir as herein described.

(c) This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of Kissei enforceable against Kissei in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time if effect, and to general principles of equity.

(d) The execution, delivery and performance of this Agreement does not and will not conflict with any other agreement, contract, instrument or understanding, oral or written, to which Kissei is a party, or by which it is bound, nor will it violate any Law applicable to Kissei.

(e) All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other persons or entities required to be obtained by Kissei in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

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(f) Attached hereto as Exhibit A is a complete and accurate list of all patents and patent applications included within the Kissei Patents in the Territory as of the Effective Date. To the knowledge of Kissei, the issued claims included in the Kissei Patents, as of the Effective Date, are valid and enforceable. Kissei is the sole and exclusive owner of all right, title and interest in and to the Kissei Patents. As of the Effective Date, there are no claims, judgments or settlements against or amounts with respect thereto owed by Kissei relating to the Kissei Patents. To Kissei’s knowledge, there is as of the Effective Date no infringement by a Third Party of any Kissei Patents. As of the Effective Date, the use or practice of the license grants contained in Section 2.1 shall not trigger any payment obligation by Kissei or any of its Affiliates.

(g) Kissei has not granted as of the Effective Date, and will not grant during the term of this Agreement, any licenses to any Affiliate or Third Party under the Kissei Patents, Kissei Know-How or Kissei Regulatory Documentation which would conflict with the licenses granted to Elixir hereunder.

(h) As of the Effective Date, there is no pending litigation alleging, or, to Kissei’s knowledge, any written communication alleging, that the manufacture, use or sale of Compound or Product, the activities of Kissei or any of its Affiliates or any of their (direct or indirect) licensees or sublicensees with respect to the Compound or Product, or the practice or use of the Kissei Patents, Kissei Know-How or Kissei Regulatory Documentation, infringes or misappropriates any patent or other intellectual property rights of any Third Party; Kissei has notified Elixir in writing of all patents of any Third Party of which Kissei is aware that are related to the foregoing activities.

(i) Kissei has not as of the Effective Date knowingly performed any acts that are inconsistent with the terms and purposes of this Agreement.

(j) As of the Effective Date, Kissei does not have any knowledge of any scientific or technical facts or circumstances that would materially and adversely affect the safety, efficacy or market performance of the Compound or Product in the Field that have not been communicated to Elixir.

(k) As of the Effective Date, Kissei has sufficient rights (by ownership or license) in and to all Former Licensees IP for all Former Licensee IP to be treated as Kissei Patents, Kissei Know-How and Kissei Regulatory Documentation hereunder (including being subject to the license grants contained in Section 2.1); there are no Patents owned by any Former Licensee; and except for Former Licensees IP, to Kissei’s knowledge, there are no Patents, Know-How or Regulatory Documentation not owned by Kissei.

10.3 Elixir Representations and Warranties. Except as set forth in Exhibit E, Elixir covenants, and represents and warrants to Kissei as of the Effective Date, that:

(a) Elixir is a corporation duly organized, validly existing and in good standing under the laws of state in which it is incorporated and it has full right and authority to enter into this Agreement and to accept the rights and licenses granted as herein described.

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(b) This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of Elixir enforceable against Elixir in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time if effect, and to general principles of equity.

(c) The execution, delivery and performance of this Agreement does not and will not conflict with any other agreement, contract, instrument or understanding, oral or written, to which Elixir is a party, or by which it is bound, nor will it violate any Law applicable to Elixir.

(d) All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other persons or entities required to be obtained by Elixir in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

(e) Elixir has not as of the Effective Date knowingly performed any acts that are inconsistent with the terms and purposes of this Agreement.

(f) Elixir shall not conduct any Toxicological Studies without the prior written consent by Kissei, whether included or not in the Development Plan, and it shall not implement any Toxicological Studies without Kissei’s prior written consent during the term of this Agreement.

(g) Elixir warrants that any sublicense granted hereunder by Elixir or any Elixir Sublicensee shall be subject to the terms and conditions of this Agreement.

(h) Elixir has undertaken the investigation and has evaluated documents and information as practically it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Elixir agrees to enter into this Agreement in the terms and conditions herein on the Effective Date based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Kissei or their Affiliates, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, and except as expressly set forth in this Agreement, Elixir acknowledges that Kissei is making no representation or warranty with respect to any Kissei Know-How, Kissei Patent or Kissei Regulatory Documentation licensed to Elixir hereunder.

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10.4 Limitation of Warranty. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTY, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY OF THE MATERIALS, INFORMATION, SERVICES OR LICENSES PROVIDED PURSUANT TO THIS AGREEMENT.

10.5 Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates and Third Party contractors provided, however, that each Party shall remain responsible and liable for the performance by its Affiliates and Third Party contractors and shall cause its Affiliates and Third Party contractors to comply with the provisions of this Agreement in connection with such performance.

11	Intellectual Property

11.1 Prosecution and Maintenance. Subject to the remainder of this Section 11, Kissei shall have full responsibility, including financial responsibility, for the preparation, prosecution and maintenance of all Kissei Patents in the Territory. Upon reasonable request by Elixir, Kissei shall provide Elixir with an update list of the filing, prosecution and maintenance status for each of the Kissei Patents. In the event during the term of this Agreement that Kissei files an application for a Patent in the Territory, Kissei will provide to Elixir an English abstract (including main claims thereof) of such application within ninety (90) days after the filing of such application. Kissei will use Commercially Reasonable Efforts to prepare, prosecute and maintain the Kissei Patents in the Territory. Kissei will provide to Elixir copies of material papers relating to the filing, prosecution or maintenance of the Kissei Patents in the Territory, upon their being received and sufficiently in advance of their being filed so that Kissei may obtain comments from Elixir thereon, and Elixir may comment thereto within thirty (30) days of its receipt of such papers and Kissei shall take into account Elixir’s reasonable comments thereon. Kissei will not knowingly take action during prosecution and maintenance of the Kissei Patents that would materially adversely affect them (including any reduction in claim scope), without Elixir’s prior consent, such consent not to be unreasonably withheld or delayed. Elixir may file a notice with governmental patent offices of the exclusive license to the Kissei Patents granted to Elixir hereunder, with prior written consent of Kissei, such consent not to be unreasonably withheld and to be made by Kissei within thirty (30) days. Notwithstanding the foregoing in this Section 11.1, Kissei may, at its election, elect to abandon any part of a Kissei Patent in the Territory, or Kissei may elect not to file a new patent application in the Territory claiming priority to a patent application within the Kissei Patents either before such patent application’s issuance or within the time period required for the filing of an international (i.e., Patent Cooperation Treaty), regional (including European Patent Office) or national application, and in such event, Kissei shall provide thirty (30) days notice of such election, and Elixir shall have the right, at its

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discretion, to have such part of the Kissei Patent assigned to it and/or assume responsibility, including financial responsibility, for prosecution and maintenance of such part of the Kissei Patent. Kissei shall not allow any Kissei Patent in the Territory to be abandoned or lapse, nor shall Kissei fail to file any new patent application claiming priority to a patent application within the Kissei Patents, without giving Elixir such 30-day notice. Kissei shall give reasonable assistance to Elixir to support prosecution and defence of such Kissei Patent (except as set forth herein, excluding financial assistance) should Elixir elect to continue prosecution or maintenance.

11.2 Updates. To achieve the purpose of making updates and modifications to Exhibit A, Kissei will send a list of additional Patents to be included in the Kissei Patents to Elixir from time to time or upon Elixir’s reasonable request.

11.3 Validity Challenge.

(a) In the event that a Third Party attacks the validity or enforceability of any particular Kissei Patents in the Territory (including by way of interference, opposition, reissue proceeding or reexamination, but not in response to any enforcement action taken pursuant to Section 12.1(b), whether such challenge is made as a counter-claim or as a separate action that may be consolidated with any such enforcement action, which challenge shall be addressed as provided in Section 12), then Kissei shall first have the right, but not the obligation, to take such legal action, at its discretion, as is required to defend the validity or enforceability of such particular Kissei Patents, and Elixir shall give all reasonable assistance (excluding financial assistance) to Kissei. Elixir may be represented by counsel of its own selection at its own expense in any such legal action but Kissei shall have the right to control the action with counsel of its own choice; provided, however, that Kissei shall not agree to any settlement of such action without the prior written consent of Elixir, such consent not to be unreasonably withheld or delayed. If Kissei does not take legal action as is required to defend the validity or enforceability of such particular Kissei Patents, Kissei shall provide at least thirty (30) days notice to Elixir prior to a corresponding deadline, if applicable, and Elixir may then, at its option, assume control and defence of such action at its expense. In the event that Elixir assumes control of the defence, Kissei shall give reasonable assistance (excluding financial assistance) to Elixir. Kissei may be represented by counsel of its own selection at its own expense in any such legal action, but Elixir shall have the right to control the action with counsel of its own choice; provided, however, that Elixir shall not agree to any settlement of such action without the prior written consent of Kissei, such consent not to be unreasonably withheld or delayed.

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11.4 Patent Term Extension and Listings.

(a) Patent Term Extensions. The Parties shall cooperate in deciding whether to obtain any extension of the term of the Kissei Patents or any other similar period of patent or regulatory exclusivity, which may be available under the Laws in any country in the Territory (including any pediatric exclusivity extensions). The Parties shall promptly inform each other of Marketing Approvals obtained in countries eligible for patent term extensions, and provide all reasonable assistance to timely fulfil the official requirements for any such patent term extensions, once mutually agreed.

(b) Data Exclusivity and Orange Book Listings. With respect to data exclusivity periods (such as those periods listed in the FDA’s Orange Book (including any available pediatric extensions) and all foreign equivalents in the Territory), Elixir shall have the right, but not the obligation, to seek, maintain and enforce all such data exclusivity periods available for the Products, subject to applicable Law. Kissei shall provide reasonable cooperation to Elixir in filing and maintaining such Orange Book (and foreign equivalent of the Territory) listings.

12	Infringement

12.1 Infringement Claims against Third Parties.

(a) Notice. If either Party learns of any misappropriation of Kissei Know-How, or any infringement or threatened infringement by a Third Party of any Kissei Patents, such Party will promptly notify the other Party and will provide such other Party with all available evidence of such misappropriation or infringement.

(b) Prosecution.

(i) Elixir shall have right, but shall not be obligated, to institute, prosecute and control at its own expense, in its own name and entirely under its own direction and control, subject to the following, any action or proceeding with respect to infringement in the Field and in the Territory of any Kissei Patents or any misappropriation of a Product right in the Field and in the Territory, by counsel of its own choice, and will consult with Kissei on any actions that Elixir proposes to take in such action or proceeding. Kissei shall cooperate with and reasonably assist Elixir in any such action or proceeding brought by Elixir against a Third Party, and will have the right to consult with Elixir and to participate in and be represented by independent counsel of its own choice in such action or proceeding at its own expense.

(ii) If Elixir does not bring an action or proceeding or otherwise take appropriate action to abate such infringement or misappropriation in the Field and in the Territory within a period of ninety (90) days of written notice by Kissei to Elixir requesting such action, Kissei will have the right, but not the obligation, to bring and control, by counsel of its own choice, any such infringement or misappropriation action or proceeding relating to such Kissei Patents. Elixir shall cooperate with and reasonably assist Kissei in any such action or proceeding brought by Kissei against a Third Party, and Elixir will have the right to consult with Kissei and to participate in and be represented by independent counsel of its own choice in such action or proceeding at its own expense.

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(iii) If one Party brings any such action or proceeding under this Section 12.1(b), the other Party agrees, at the request of the first Party, to be joined as a Party plaintiff as may be reasonably requested or to the extent necessary under applicable Law or to secure its damages and prosecute such action or proceeding or to give the first Party reasonable assistance and authority to file and prosecute such action or proceeding.

(c) Settlement with a Third Party. The Party that controls the prosecution of a given action or proceeding under this Section 12.1 will also have the right to control settlement of such action or proceeding; provided, however, that no settlement will be entered into with respect to a Patent without the written consent of the Party owning such Patent, and provided further, that no settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a Kissei Patent in a manner that materially and adversely affects Elixir’s rights hereunder may be entered into by Kissei without the prior written consent of Elixir, in each case which consent shall not be unreasonably withheld or delayed.

(d) Costs and Awards.

(i) To the extent that Kissei or Elixir initiates and prosecutes an action or proceeding under Section 12.1 on its own, without the material assistance of or the participation as a co-plaintiff in the action by the other Party, then the Party that prosecuted such action or proceeding shall be entitled to retain for its sole and exclusive benefit any damages or other monetary award recovered therein in its favour.

(ii) To the extent that both Kissei and Elixir materially assist or participate in any such action or proceeding then:

(A) the expenses of each of Kissei and Elixir with respect to such action or proceeding shall be reimbursed to each Party pro rata, based on the actual amounts spent by such Party, out of any damages or other monetary awards recovered therein in favour of Kissei and/or Elixir; and

(B) if after such reimbursement any funds shall remain from the amount of any damages or other monetary awards recovered therein in favour of Kissei and/or Elixir, such funds shall be divided as follows: (1) first, to Elixir as reimbursement for lost sales associated with Products, and to Kissei as reimbursement for lost earnings stipulated in Section 5 solely to the extent that the award of compensation is attributable to Net Sales associated with Products; and (2) second, any amounts remaining shall be allocated as follows: (a) if Kissei is the Party prosecuting such action or proceeding, * percent (*%) to Kissei and * percent (*%) to Elixir, and (b) if Elixir is the Party prosecuting such action or proceeding, * percent (*%) to Elixir.

(e) Notification of Patent Certification. Kissei shall notify and provide Elixir with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of a Kissei Patent in the Territory pursuant to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application, an application under §505(b)(2) or other similar patent certification by a Third Party, and any foreign equivalent thereof. Such notification and copies shall be provided to Elixir within two (2) days after Kissei receives such certification.

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(f) Non-Territory Kissei Patents. Needless to say, Kissei or any of its Affiliates, if any, may enforce or defend in any action or proceeding any Kissei Patents outside the Territory. In the event Kissei becomes aware of any material action or proceeding against any Kissei Patent by any Third Party outside the Territory, Kissei will notify Elixir of such action or proceeding within thirty (30) days of Kissei become aware of it, and Elixir may comment thereon within fourteen (14) days of Elixir’s receipt of such notice from Kissei. Kissei shall take into account Elixir’s reasonable comments thereon.

12.2 Infringement of Third Party Rights.

(a) Notice. If the development, registration, manufacture, use, marketing, promotion, distribution, importation, offer for sale or sale or other commercialization of Compound or Product in the Territory results in a claim against a Party, or any of their Affiliates, or any other Commercializing Party or any of their customers, distributors or suppliers, of infringement or misappropriation of any Third Party’s patent or other intellectual property rights in the Territory (“Third-Party Claim”), the Party first having notice of a Third-Party Claim shall promptly notify the other Party in writing specifying in reasonable detail the alleged grounds or basis for the Third-Party Claim (to the extent known).

(b) Control of Third-Party Claims. The Parties agree to respond to and/or defend against any Third-Party Claim against (in whole or in part) Elixir or any of its Affiliates or Elixir Sublicensees or other Commercializing Party, or any of their customers, distributors, suppliers, with regard to Product for sale or use in the Territory, as follows:

(i) Control of Defense. Elixir shall have the initial right to manage solely the defense of the Parties against such Third-Party Claim. If Elixir elects to exercise such right as to such Third-Party Claim, Kissei shall cooperate with Elixir at Elixir’s’ request and shall have the right to be represented by counsel selected and paid for by Kissei. If Elixir elects not to exercise such right as to the Third-Party Claim, Kissei shall have the right but not the obligation to manage solely the defense of the Parties against such Third-Party Claim and Elixir shall cooperate with Kissei at Kissei’s request and shall have the right to be represented by counsel selected and paid for by Elixir.

(ii) Settlements. The Party that manages solely the defense of the Parties against any such Third-Party Claim shall also have the right to settle such Third-Party Claim on terms deemed appropriate by such Party provided, however, that (A) neither Party shall settle any such Third-Party Claim in a manner that is prejudicial to the Products, (B) such Party shall consult with the other Party concerning the terms of any settlement agreement before entering into such an agreement, and (C) neither Party shall settle any such Third-Party Claim without the prior written consent of the other Party, such consent not to be unreasonably withheld.

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(c) Costs of Defence. Each Party shall be responsible for its own fees and costs of attorneys and consultants, together with the court costs, incurred in defending against the Third Party Claim.

(d) Escrow. Elixir shall continue to pay to Kissei any royalties payable under Section 5.1 with respect to the Product and country affected by such Third Party Claim, after the filing of such Third-Party Claim, provided that Elixir may pay * percent (*%) of any such amounts into an escrow account. In the event that such Third Party successfully challenges the validity or enforceability of all the Valid Claims covering such Product in such country, Elixir shall be entitled to a refund of any such escrowed amounts.

13	Improvements & Grant-back

13.1 In the event that any Kissei Improvement results from the activities solely undertaken by Kissei pursuant to this Agreement, patentable and non-patentable inventions shall be owned by Kissei and patent applications shall be filed under the name of Kissei and at Kissei’s expense. Any Kissei Improvement patents Controlled by Kissei shall be included in the Kissei Patents and shall be automatically deemed included in the rights granted to Elixir under this Agreement.

13.2 In the event that any Elixir Improvement results from the activities undertaken by Elixir, any of its Affiliates or Elixir Sublicensees pursuant to this Agreement, patentable and non-patentable inventions shall be owned by Elixir and patent applications shall be filed under the name of Elixir, or such Affiliate or Elixir Sublicensee at its expense. Elixir herewith grants to Kissei a perpetual, exclusive, royalty-free license under any Elixir Improvement patents obtained and owned by Elixir, its Affiliates and Elixir Sublicensees for the purpose of manufacture, development, filing the new drug application, obtaining the registration and marketing of the Compound or the Product, but only in Japan, provided that such license shall be converted to semi-exclusive after the term of this Agreement as between Kissei / Kissei’s licensee and Elixir / Elixir Sublicensee (i.e., such rights to be held only by: (i) Kissei / Kissei’s licensee and Elixir; or, (ii) Kissei / Kissei’s licensee and Elixir Sublicensee).

13.3 Kissei shall have the perpetual, royalty-free, exclusive right and license to use all of the Elixir Know-How (including the Elixir Improvement based thereon) resulting from the activities undertaken by Elixir, its Affiliates and Elixir Sublicensees pursuant to this Agreement, and to disclose and sublicense the same to Kissei’s Affiliates and sublicensees for the purpose of manufacture, development, filing the new drug application, obtaining the registration and marketing of the Compound or the Product, but only in Japan, provided that such license shall be converted to semi-exclusive after the term of this Agreement as between Kissei / Kissei’s licensee and Elixir / Elixir Sublicensee (i.e., such rights to be held only by: (i) Kissei / Kissei’s licensee and Elixir; or, (ii) Kissei / Kissei’s licensee and Elixir Sublicensee).

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13.4 Notwithstanding the Sections 13.3 and 13.4, upon Kissei’s request Elixir shall in good faith negotiate and agree with Kissei on commercially reasonable terms and conditions to grant to Kissei a exclusive right to use Elixir Improvements and all of the Elixir Know-How resulting from the activities undertaken by Elixir, its Affiliates and Elixir Sublicensees pursuant to this Agreement, and to disclose and sublicense the same to Kissei’s Affiliates and licensees for the purpose of manufacture, development, filing the new drug application, obtaining the registration and marketing of the Compound or the Product outside the Territory, except for Japan, provided that Elixir has not already granted such rights to any Elixir Sublicensee or other Third Party and provided further that such license shall be converted to semi-exclusive after the term of this Agreement as between Kissei / Kissei’s licensee and Elixir / Elixir Sublicensee (i.e., such rights to be held only by: (i) Kissei / Kissei’s licensee and Elixir; or, (ii) Kissei / Kissei’s licensee and Elixir Sublicensee). Elixir agrees that in the event during the term of this Agreement Elixir, its Affiliate or Elixir Sublicense files an Elixir New Patent Application in order to intend to protect the Product in the Territory, Elixir will provide to Kissei an abstract (including main claims thereof) of such Elixir New Patent Application within four (4) months after the filing of such application.

13.5 Kissei and Elixir shall jointly own all inventions and other Know-How that are conceived or developed by one or more employees, agents or consultants of Kissei or its Affiliates, together with one or more employees, agents or consultants of Elixir or its Affiliates. Each of the Parties’ interest in any such inventions or Know-How, and any Patents claiming the same, shall subject to the other terms hereof be automatically deemed included in the rights granted to the other Party and its Affiliates under this Agreement; otherwise, each Party may license, use and practice the same without an accounting or obligation to, or consent required from, the other Party.

14	Confidentiality/Publications

14.1 Confidentiality. Subject to any other provisions of this Agreement, each Party (the “Receiving Party”), for itself and its Affiliates and their (direct and indirect) licensees and sublicensees, agrees that it shall, during the term of this Agreement and for a period of * thereafter or * from the Effective Date, whichever is longer, (i) hold in confidence using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value the Confidential Information received before or after the Effective Date from the other Party (the “Disclosing Party”), (ii) not disclose such Confidential Information to any Third Party, except for those disclosures expressly permitted in this Section 14 below, and (iii) not use such Confidential Information for any purpose other than the purposes expressly permitted by this Agreement, without first obtaining the prior written consent of the Disclosing Party, except as follows:

(a) such Confidential Information is a part of the public domain, or is known to the Receiving Party or any of its Affiliates without any obligation to keep it confidential, prior to its disclosure by the Disclosing Party to the Receiving Party hereunder; or

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(b) such Confidential Information becomes a part of the public domain after its disclosure by the Disclosing Party to the Receiving Party hereunder without any breach by the Receiving Party of this Agreement; or

(c) such Confidential Information which the Receiving Party can demonstrate that it has been independently developed either prior to its disclosure by the Disclosing Party to the Receiving Party hereunder or without the use of Confidential Information of the Disclosing Party; or

(d) such Confidential Information is disclosed to the Receiving Party by a Third Party who has the right to make such disclosure; or

(e) such Confidential Information is required to be disclosed by Law.

For clarity, all Elixir Confidential Information received by or disclosed to Kissei hereunder may be used only as expressly provided by Sections 13.2 and 13.3, or as may be negotiated as per Section 13.4, or to ensure that Elixir complies with its obligations hereunder, and for no other use, and further, Kissei shall not disclose to any Kissei Licensee or allow any Kissei Licensee to use any Elixir Know-How or Elixir Regulatory Documentation except as expressly authorized by Sections 13.2 and 13.3, or as may be negotiated as per Section 13.4.

14.2 Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is for a permitted purpose and is reasonably necessary in the following instances:

(a) filing or prosecuting Patents;

(b) as part of or in support of Regulatory Filings (provided that such Party has the right to use the Confidential Information for such purpose under Section 2.1;

(c) in prosecuting or defending litigation;

(d) in order to comply with applicable non-patent Laws (including the rules and regulations of the Securities and Exchange Commission (the “SEC”) or any other national securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance; and

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(e) disclosure, solely on a “need to know basis”, to Affiliates, potential and existing collaborators (including Elixir Sublicensees), permitted acquirers or assignees under Section 24, subcontractors, investment bankers, investors and lenders, and their and each of the Parties’ respective directors, employees, contractors and agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Section 14 (other than potential and existing investors and lenders of Elixir, with respect to which Elixir shall use commercially reasonable efforts to be so bound); provided, however, that the Receiving Party shall remain responsible for any failure by any Third Party who receives Confidential Information pursuant to this Section 14.2(e) to treat such Confidential Information as required under this Section 14.

If and whenever any Confidential Information is disclosed in accordance with this Section 14.2, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement). Where reasonably possible and other than with respect to Section 14.2(e), the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to this Section 14.2 sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate in keeping with the terms of this Agreement to protect the confidentiality of the subject Confidential Information.

14.3 Terms of this Agreement. The Parties shall treat the terms of this Agreement as Confidential Information of both Parties.

14.4 Relationship to Confidentiality Agreement. This Agreement supersedes the Confidential Agreement between the Parties executed August, 2004, provided that all “Information” disclosed or received by the Parties thereunder shall be deemed “Confidential Information” hereunder and shall be subject to the terms and conditions of this Agreement.

14.5 Publications. If either Party wishes to publish any information, data or results regarding the Compound and Product in written, oral or other form in any scientific journals or scientific conferences, a manuscript of the proposed publication shall first be sent to the other Party at least thirty (30) days in advance of such publication for review. Unless the reviewing Party informs the other in writing during this thirty (30) day period that the proposed publication must be delayed in order to protect a patentable invention or changed to avoid disclosure of Confidential Information of the Reviewing Party, the other Party shall be free to publish such results without restriction. In the event that a delay of the proposed publication is required, the other Party shall withhold such submission for publication for one additional period, up to sixty (60) days, or such other period as the Parties may mutually agree.

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15	Safety Information

15.1 Adverse Event Reporting. Both Parties shall, for themselves and their Affiliates and their (direct and indirect) licensees and sublicensees, fully comply with all applicable medical event reporting recommendations and requirements in all countries where the Parties intend to carry out clinical studies and/or to market the Product and agree to exchange such information as may be necessary to achieve that end and to ensure that both Parties are completely informed regarding medical experience with the Product. This includes single case reports, together with an appropriate medical evaluation, as well as aggregate data, such as PSURs, required by the Competent Authorities. Elixir hereby covenants that when entering into a sublicense agreement with an Elixir Sublicensee, Elixir shall require such Elixir Sublicensee to grant to Elixir sufficient rights for Elixir to make the required disclosures under this Section 15.1. Kissei hereby covenants that when entering into or amending any Kissei License Agreement with a Kissei Licensee after the Effective Date, Kissei shall require such Kissei Licensee to grant to Kissei sufficient rights for Kissei to make the required disclosures under this Section 15.1.

15.2 Procedures. The Parties shall agree on the procedures and formalities to be used for the exchange of medical and adverse events information, and which explains the pharmacovigilance responsibilities of the Parties, pertaining to the Product no later than six (6) months after the Effective Date.

16	Term and Termination

16.1 Term. This Agreement shall become effective on the Effective Date. Unless sooner terminated in accordance with any other provision of this Agreement, the term of this Agreement shall expire with respect to each Product on a country-by-country basis upon the later of (i) the last remaining Patent(s) in such country covering the manufacture, use or sale of Product; or (ii) fifteen (15) years from the date of the first commercial sale by Elixir of the first Product in such country of the Territory (the “Initial Term”), which date shall be communicated to Kissei by Elixir in writing promptly following commencement of first marketing in each country of the Territory. Thereafter, this Agreement shall be automatically renewed for successive periods of two (2) years each in each country of the Territory. Either Party shall have the right to terminate this Agreement at the end of the Initial Term or at the end of any two (2) year renewal term by sending to the other Party a written notice of such termination at least six (6) months prior to the expiration of such Initial Term or renewal term as the case may be.

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16.2 Termination by Either Party. Notwithstanding the stipulation in Section 16.1, either Party may terminate this Agreement upon the occurrence of any of the following itemized events:

(a) Such Party notifies the other Party of the fact of material default or breach of any material provision in this Agreement by the notified Party, and the notified Party fails to take corrective measures to mitigate or cure such default or breach within ninety (90) days from the date of notification, provided that notice of termination is given within six (6) months of the default or breach and prior to correction of the default or breach; or

(b) The other Party files in any court or agency pursuant to any statute or regulation pertaining to bankruptcy, solvency, or payment of debts, of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, or if such other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such other Party shall be a party to its dissolution or liquidation, or if such other Party shall make an assignment for the benefit of creditors.

16.3 Termination by Elixir. Notwithstanding the stipulation in Section 16.1, Elixir may terminate this Agreement upon the occurrence of any of the following itemized events:

(a) for scientific or commercial reasons, upon one hundred and eighty (180) days’ prior written notice to Kissei before obtaining the Marketing Approval or upon thirty (30) days’ prior written notice to Kissei after the Marketing Approval has been obtained, in case that Competent Authorities mandate that the sale in any country of the Territory shall be discontinued due to severe adverse events concerning the Product which should be recalled from the market;

(b) upon thirty (30) days’ prior written notice to Kissei, if Kissei withholds its consent pursuant to Section 6.2 or 10.3(f) for Elixir to perform any Toxicological Studies that are required or in the reasonable opinion of Elixir strongly recommended by the FDA or any other Competent Authority.

16.4 Termination by Kissei. Notwithstanding the stipulation in Section 16.1, Kissei may terminate this Agreement upon the occurrence of any of the following itemized events:

(a) upon Elixir breaching Section 10.3(f); or

(b) the development in the United States of the Product subject to Section 6.1 is delayed more than twelve (12) months from the Development Plan, provided that Kissei has provided written notice to Elixir indicating its belief that the delay is unjustified commercially, and Elixir fails to take corrective measures to mitigate such delay within one hundred and ninety (190) days of its receipt of such notice; or

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(c) notwithstanding Section 24, Elixir has been merged or consolidated with, or transferred all or substantially all of its assets to a Third Party, and following such merger, consolidation or transfer Kissei thereafter notifies Elixir of Elixir’s material breach of Sections 6.3, 8.1 or 8.2, and Elixir or the relevant Third Party fails to take corrective measures to mitigate or cure such breach within one hundred and eighty (180) days from the date of notification.

16.5 Country-by-Country Termination. With respect to termination by Kissei under Section 16.2(a) or Section 16.4, Kissei’s right to terminate shall be on a product-by-product and country-by-country basis and not with respect to this Agreement as a whole if Elixir’s material, uncured breach is primarily related to a specific Product or country (unless such country is the United States, whereupon Kissei has the right to terminate this Agreement as a whole). For clarity, any material breach by Elixir of its diligence obligations contained in Section 6.3, 8.1 or 8.2 with respect to a particular Product in a particular country shall give Kissei the right to terminate this Agreement only with respect to such Product in such country and not this Agreement as a whole. Notwithstanding anything contained herein to the contrary, if termination hereunder by Kissei is specific to a particular Product or specific country as provided and required above, Sections 17.2, 17.3, 17.5 and 17.6 shall apply only to such Product in such country.

17	Effects of Termination or Expiration

17.1 License Grants. Upon expiration (but not termination) of this Agreement with respect to a particular country and Product, or with respect to the entire Territory pursuant to Section 16.1, the license grants in Section 2.1 shall become perpetual, irrevocable, royalty-free and fully paid-up with respect to such Product in such country.

17.2 Survival. Expiration or termination of this Agreement for any reason shall be without prejudice to:

(a) the obligations of confidentiality provided for in Section 14 shall survive;

(b) the Parties’ right to receive all payments accrued under this Agreement;

(c) Kissei’s right of inspecting books and account of Elixir and its Affiliates and Elixir Sublicensees pursuant to Section 5.6;

(d) the rights and ownership in any Patents, Know-How and Regulatory Documentation the respective Party has obtained prior to expiration or termination of this Agreement;

(e) Kissei’s rights provided for in Section 13.2 and 13.3 shall survive and be semi-exclusive, perpetual, irrevocable, royalty-free and fully paid-up; and

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(f) any other rights or remedies which either Party may then or thereafter have hereunder or at law or in equity or otherwise.

In addition to the foregoing, the following provisions shall survive expiration or termination of this Agreement for any reason and shall continue in full force and effect: Sections 1, 2.3(b), 5.3 (with respect to any royalties payable by Elixir to Kissei as a result of activities occurring prior to such expiration or termination), 10.1, 10.4, 12 (but only to the extent any actions or proceedings have already been initiated or defended pursuant thereto), 13.1, 13.2, 13.5, and 16 to 30. Unless otherwise provided in this Section 17 and elsewhere herein, the license grants contained in Sections 2.1 (except as otherwise provided in Section 2.3(b)), and all other licenses and other rights and obligations hereunder, shall terminate upon termination of this Agreement. For the sake of clarity, each Surviving Elixir Sublicensee shall automatically have a direct license from Kissei in lieu of its sublicense from Elixir, such license to have substantially the same scope of rights and obligations as such sublicense.

17.3 Adverse Termination Consequences for Elixir. Upon termination of this Agreement by Kissei under Section 16.2 or 16.4, or if Elixir terminates this Agreement pursuant to Section 16.3, Elixir, its Affiliates and Terminated Elixir Sublicensees shall cease use of the Kissei Patents, Kissei Know-How and the Kissei Regulatory Documentation. In addition, Elixir shall destroy or return (with confirmation letter to Kissei upon request) to Kissei any and all Kissei Know-How and Kissei Regulatory Documentation in the possession of Elixir, its Affiliates and Terminated Elixir Sublicensees, without delay, with the exception that each of Elixir and its Affiliates and Terminated Elixir Sublicensees may keep one copy for its legal files. Furthermore, upon termination of this Agreement by Kissei under Section 16.2 or 16.4, Elixir shall grant to Kissei upon such termination a fully paid-up (except as provided below) worldwide exclusive license, with the right to sublicense, under the Elixir Improvements, Elixir Know How and Elixir Regulatory Documentation, to develop, have developed, make, have made, promote, use and sell Compound and/or Products (other than Combination Products), but only to the extent that Elixir has not already granted such rights to any Elixir Sublicensee or other Third Party, and further provided that if (1) such license grant includes any Patents covering the manufacture, use or sale of any such Compound or Product, or (2) such termination occurs after Marketing Approval in the United States of any such Compound or Product, Kissei shall pay to Elixir a commercially reasonable payment on sales of such Compound or Product by Kissei, its Affiliates or any of its sublicensees for a reasonable duration of time on the sales of any Compounds or Products (and at least for as long as any such Patent is in force).

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17.4 Cure by Elixir of Potential Kissei Termination. Notwithstanding Section 17.3, upon termination of this Agreement by Kissei under Section 16.2 or 16.4, Elixir shall have the following options:

(a) Elixir agrees to compensate Kissei for the amount of damages decided or settled by procedures pursuant to Section 20.1 or 20.2, whereupon this Agreement shall not terminate but shall instead continue in full force and effect; or

(b) Elixir allows this Agreement to be terminated by Kissei pursuant to Section 16.2 or 16.4 instead of continuing it pursuant to Section 17.4(a), provided that Elixir shall notify Kissei of its intention to execute the option in Section 17.4(a) in writing within seventy (70) days from the date of the notification by Kissei stipulated in Section 16.2 or 16.4 and the procedures to decide such damages pursuant to Section 20.1 or 20.2 shall commence without delay in such applicable case. In the event that any amount of damages decided pursuant to Section 20.1 or 20.2 exceed the solvency of Elixir and its Affiliates, Elixir shall immediately write to Kissei to the effect and then this Agreement may then be terminated by Kissei with the effects set forth in Section 17.3.

17.5 Inventory Sell-Off. Upon termination of this Agreement by Kissei under Section 16.2 or 16.4, or if Elixir terminates this Agreement pursuant to Section 16.3, Elixir shall notify Kissei of the amount of Compound and Product Elixir and its Affiliates and Elixir Sublicensees then have on hand, and, if they so wish, Elixir and its Affiliates and Elixir Sublicensees shall thereupon be permitted to sell that amount of Compound and Product.

17.6 Transfer of Marketing Approvals. Upon termination of this Agreement by Kissei under Section 16.2 or 16.4, Elixir shall, and shall cause its Affiliates and any Terminated Elixir Sublicensees to, upon Kissei’s request, transfer to Kissei and/or its Affiliates and/or any Third Party appointed by Kissei (hereinafter referred to as “Transferee”) with reasonable assistance, excluding financial assistance, to the extent permissible under the Laws of the Territory, the Marketing Approvals which Elixir or its Affiliates or Terminated Elixir Sublicensees have with respect to the Compound or the Product (other than Combination Product) in each country of the Territory, in each case subject to all licenses granted by any of them (whether or not in effect) to any Surviving Elixir Sublicensees and further subject to the royalty obligations (if any) set forth in Section 17.3. Such assistance shall include, among others, an authorization by Elixir or its Affiliates or Terminated Elixir Sublicensees given to the Transferee to access to the Marketing Approvals filed by Elixir or its Affiliates or Terminated Elixir Sublicensees with the Competent Authorities with respect to the Compound and/or the Product (other than Combination Product) in each country of the Territory (e.g., Regulatory Filings), the provision by Elixir, if necessary, to the Transferee of the Elixir Know-How and such other acts which the Transferee may reasonably request Elixir in order to transfer such Marketing Approvals with respect to the Compound or the Product in each country of the Territory, subject in all cases to such licenses held by the Surviving Elixir Sublicensees.

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17.7 Adverse Termination Consequences for Kissei. Upon termination of this Agreement by Elixir under Section 16.2, the following shall apply:

(a) The license grant set forth in Section 2.1 shall continue in full force and effect and shall as of and after such termination be perpetual and irrevocable, and the royalty rates set forth in Section 5.1 and any unpaid milestones set forth in Section 4.1 shall all be reduced by * percent (*%);

(b) the following provisions shall survive such termination and shall continue in full force and effect: Sections 2.1, 2.2, 2.3, 3.1, 3.2, 4, 5, 6.2, 6.6, 6.7, 6.8, 7, 8.3 (other than the last sentence thereof), 8.4, 8.6, 10.5, 11, 12 and 15, and the covenants contained in Section 10.2, subject to any modifications thereto provided for in Section 17.7(a); and

17.8 Cure by Kissei of Potential Elixir Termination. Notwithstanding Section 17.7, upon termination of this Agreement by Elixir under Section 16.2, Kissei shall have the following options:

(a) Kissei agrees to compensate to Elixir for the amount of damages decided or settled by procedures pursuant to Section 20.1 or 20.2, whereupon this Agreement shall not terminate but shall instead continue in full force and effect; or

(b) Kissei allows this Agreement to be terminated by Elixir pursuant to Section 16.2 instead of continuing it pursuant to Section 17.8(a),

provided that Kissei shall notify Elixir of its intention to execute the option in Section 17.8(a) in writing within seventy (70) days from the date of the notification by Elixir stipulated in Section 16.2 and the procedures to decide such damages pursuant to Section 20.1 or 20.2 shall commence without delay in such applicable case. In the event that any amount of damages decided pursuant to Section 20.1 or 20.2 exceed the solvency of Kissei and its Affiliates, Kissei shall immediately write to Elixir to the effect and then this Agreement may then be terminated by Elixir with the effects set forth in Section 17.7.

17.9 Termination Under Section 16.3(b). Upon termination of this Agreement by Elixir under Section 16.3(b), Kissei shall refund to Elixir the initial $5,000,000 milestone payment paid by Kissei pursuant to Section 4.1 within thirty (30) days of the effective date of such termination.

18	Announcement

No public announcement concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by any Party to this Agreement, except as may be required by Law or as may be required for recording purposes or as permitted by Section 14.2, without first obtaining the written approval of the other Party and agreement upon the nature and text of such announcement or disclosure. Other than with respect to Section 14.2(e), the Party desiring to make any such public announcement shall

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inform the other Party of the proposed announcement in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy thereof, in order to allow such other Party to review, comment upon and approve such announcement, which such approval shall not be unreasonably withheld or delayed. It is the intention of the Parties to issue a press release upon signing this Agreement.

19	Governing Law

The formation, validity and performance of this Agreement shall be governed by and interpreted in accordance with the internal substantive laws of the State of New York, without giving effect to any choice of law rules in the State of New York or elsewhere.

20	Dispute Resolution

20.1 Organization Resolution. The Parties will try to settle their differences amicably between themselves. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the performance or alleged non-performance of a Party of its obligations under this Agreement ( “Dispute”), a Party may notify the other Party in writing of such Dispute. If the Parties are unable to resolve the Dispute within sixty (60) days of receipt of the written notice by the other Party, such Dispute shall be referred to a senior executive of Elixir and Kissei, who will use their good faith efforts to resolve the Dispute within thirty (30) days after it was referred to them. If the senior executives are unable to resolve the Dispute, the Parties shall refer the Dispute to arbitration as provided for in Section 20.2.

20.2 Jurisdiction by Agreement. Any Dispute that is not resolved as provided in Section 20.1, whether before or after termination of this Agreement, shall be submitted exclusively for resolution to arbitration administrated by the International Chamber of Commerce (“ICC”) and be finally settled in accordance with the Rules of International Conciliation and Arbitration of ICC. The arbitration shall be subject to the governing law set forth in Section 19, shall be held in Tokyo, Japan in the Japanese language if Elixir submits and shall be in Boston, Massachusetts in the English language if Kissei submits, in front of a panel of three (3) arbitrators, shall be conducted in the English language, shall be final and binding determination of the Dispute and not subject to judicial review, and shall not include any award of damages expressly prohibited by Section 20.3, and judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction over the liable Party. Except for Disputes the resolution of which require the arbitration of material rights of any Third Party, this Section 20.2 shall be the exclusive remedy with respect to any Dispute for either Party or their Affiliates, provided that this Section 20 shall not restrict the Parties’ rights to seek preliminary injunctive relief before a court of any jurisdiction.

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20.3 Consequential Damages. Neither Party hereto will be liable for special, incidental, indirect, punitive, exemplary or consequential damages arising out of this Agreement or performance of its obligations hereunder or the exercise of its rights hereunder, including lost profits, anticipated profit, lost goodwill, lost revenue, lost contracts, and lost opportunity arising from or relating to any breach of this Agreement, regardless of the causes of action or theories of liability alleged any notice of such damages. Nothing in this Section 20.3 is intended to limit or restrict the indemnification rights or obligations of either Party under Section 23.

21	Notices

21.1 Any notice required to be given under this Agreement shall be given in the English language by sending such notices by postage-prepaid registered airmail or an internationally recognized overnight courier service addressed to the other Party at the address listed below:

For Kissei:

Kissei Pharmaceutical Co., Ltd.

1-8-9 Nihonbashi, Muromachi

Chuo-Ku, Tokyo 103-0022, Japan

Attention: Senior Director of Business Development and Licensing

For Elixir:

Elixir Pharmaceuticals, Inc

One Kendall Square

Building 1000, Fifth Floor

Cambridge, Massachusetts 02139

USA

Attention: President

With a required copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, Massachusetts 02109

Attn: Kingsley L. Taft, Esq.

Either Party may notify the other Party of a different address to receive the other Party’s notices in accordance with the manner described in this Section 21.

21.2 In the case where any notice is sent by airmail, such notice shall be sent return receipt requested and is deemed to be received by the other Party upon endorsement, by an employee or agent of the other Party of such receipt.

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22	Force Majeure

22.1 Neither Party shall be liable for any failure to perform as required by this Agreement if such failure is due to circumstances reasonably beyond the control of such Party, including requisition or interference by any government, state or local authorities, war, riots, civil disturbances, terrorism, strikes or other labour disputes, accidents, failure to secure required governmental approval, civil disorders or acts of aggression, acts of God, energy or other conservation shortages, plague or other such occurrences (“Force Majeure”).

22.2 If and when any Party is hindered in its performance of its obligations under this Agreement by reason of Force Majeure, the performance shall be suspended during, but not longer than, the continuance of such circumstances.

22.3 Either Party hereto whose performance of obligations has been hindered by reason of Force Majeure shall, to the extent possible, inform the other Party immediately, and shall use reasonable efforts to overcome the effect of the Force Majeure.

23	Indemnification and Insurance

23.1 Kissei shall defend, indemnify and hold harmless Elixir and its Affiliates and Elixir Sublicensees, and their officers, directors, employees, agents, distributors and suppliers, and their respective successors, assigns, heirs and representatives (collectively, “Elixir Indemnitees”) from and against all liabilities, damages, losses, suits, proceedings, actions, claims, judgments and costs and expenses (including legal fees and expenses) resulting from any Third Party claim made or suit brought (collectively, “Losses”) to the extent the same is arising from or related to:

(a) Kissei’s material breach of any term of this Agreement (including any express representation or warranty made herein),

(b) the negligence, recklessness or willful misconduct or fraud on the part of Kissei or any of its Affiliates, or Kissei Licensees or any of their respective officers, directors, employees, agents, distributors and suppliers, or any of their respective successors, assigns, heirs or representatives with respect to the Compound supplied by Kissei or in the performance of Kissei’s obligations or exercise of Kissei’s rights under this Agreement,

(c) any actual or alleged violation of Law (other than any patent or other intellectual property Laws) in the performance of Kissei’s obligations or exercise of Kissei’s rights under this Agreement,

(d) any product liability claim related to the Compound or Product manufactured, used or sold by any of Kissei or its Affiliates or Kissei Licensees or any of their respective successors, assigns, heirs or representatives. prior to the Effective Date or during the term of this Agreement or after termination or expiration of this

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Agreement, and any product liability claim related to the Compound arising from manufacturing Compound supplied to Elixir hereunder, including (i) non conformance of the Compound to the Compound specifications (including those on Exhibit C) and (ii) non manufacture of the Compound according to cGMP, or

(e) any claim of infringement or misappropriation of a Third Party’s patent, copyright, trade secret or trademark right, or any other intellectual property right arising from the development, registration, manufacture, marketing, promotion, distribution, importation, offer for sale or sale or other commercialization of Compound or Product, or chemical agents for making or using the same, by any of Kissei or its Affiliates or Kissei Licensees or any of their respective successors, assigns, heirs or representatives.

However, Kissei shall not be required to indemnify any Elixir Indemnitee to the extent that any such claims or suits arose out of or resulted from the negligence, recklessness or willful misconduct or fraud of any Elixir Indemnitees.

23.2 Elixir shall defend, indemnify and hold harmless Kissei or any of its Affiliates, or Kissei Licensees and Former Licensees or any of their respective officers, directors, employees, agents, distributors and suppliers, or any of their respective successors, assigns, heirs or representatives (collectively, “Kissei Indemnitees”) from and against all Losses to the extent the same is arising from:

(a) Elixir’s material breach of any term of this Agreement (including any express representation or warranty made herein),

(b) the negligence, recklessness or willful misconduct or fraud on the part of any Elixir Indemnitee with respect to the Product produced by Elixir or in the performance of Elixir’s obligations or exercise of Elixir’s rights under this Agreement,

(c) any actual or alleged violation of Law (other than any patent or other intellectual property Laws) in the performance of Elixir’s obligations or exercise of Elixir’s rights under this Agreement,

(d) any product liability claim related to the Compound or Product manufactured, used or sold by any Elixir or its Affiliates or Elixir Sublicensees or any of their respective successors, assigns, heirs or representatives during the term of this Agreement or after termination or expiration of this Agreement, unless and to the extent such claim arose out of or resulted from (i) non conformance of the Compound supplied by Kissei to the Compound specifications (including those on Exhibit C) or (ii) non manufacture of the Compound supplied by Kissei or any of its Affiliates according to cGMP, or

(e) use of any data from any clinical studies conducted by or on behalf of Former Licensees;

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(f) any claim of infringement or misappropriation of a Third Party’s patent, copyright, trade secret or trademark right, or any other intellectual property right arising from the development, registration, manufacture, marketing, promotion, distribution, importation, offer for sale or sale or other commercialization of Compound or Product, or chemical agents for making or using the same, by any of Elixir or its Affiliates or Elixir Sublicensees or any of their respective successors, assigns, heirs or representatives.

However, Elixir shall not be required to indemnify any Kissei Indemnitee to the extent that any such claims or suits arose out of or resulted from the negligence, recklessness or willful misconduct or fraud of any Kissei Indemnitee.

23.3 Indemnification Procedures. A Party which intends to claim indemnification under Section 23.1 or 23.2 (the “Indemnitee”) will promptly notify the other Party (the “Indemnitor”) in writing of any claim, suit, proceeding or action in respect of which the Indemnitee or any of the other Kissei Indemnitees or Elixir Indemnitees, as applicable, intend to claim such indemnification within a reasonable period of time after the assertion of such claim; provided, however, that the failure to provide written notice of such claim within a reasonable period of time will not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is prejudiced by such failure to provide prompt notice. The Indemnitor will have the right to assume the complete control of the defence, compromise or settlement of any such claim (provided that no settlement of any claim will include any admission of wrongdoing on the part of an Indemnitee or the other Kissei Indemnitees or Elixir Indemnitees, as applicable, or materially and adversely effect the rights of the Indemnitee or the other Kissei Indemnitees or Elixir Indemnitees, as applicable, in each case without the prior written consent of such Indemnitee, which such consent will not be unreasonably withheld or delayed). The Indemnitor may, at its own expense, employ legal counsel to defend the claim at issue. The Indemnitee may, in its sole discretion and at its own expense, employ legal counsel to represent it and the other Kissei Indemnitees or Elixir Indemnitees, as applicable (in addition to the legal counsel employed by the Indemnitor) in any such matter, and in such event legal counsel selected by the Indemnitee will be required to confer and cooperate with such counsel of the Indemnitor in such defence, compromise or settlement for the purpose of informing and sharing information with the Indemnitor. The Indemnitee will, at its own expense, make available to Indemnitor those Kissei Indemnitees or Elixir Indemnitees, as applicable, whose assistance, testimony or presence is necessary, useful or appropriate to assist the Indemnitor in evaluating, defending or settling any such claim; provided, however, that any such access will be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Indemnitee or the other Kissei Indemnitees or Elixir Indemnitees, as applicable; and will otherwise fully cooperate with the Indemnitor and its legal counsel in the investigation and defence of such claim.

23.4 Insurance. Both Parties will procure and maintain adequate insurance in order to be able to cover claims under this Agreement. Upon request, each Party shall provide proof of adequate coverage to the other Party.

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24	Non-assignability

This Agreement is personal to the Parties hereto and shall not be assignable to any Third Party by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed; provided, however, that any Party may assign this Agreement in full to an Affiliate of such Party without prior written consent, but with prior written notice, and provided, further, that any Party may assign this Agreement to any entity with which such Party may merge or consolidate (or engage in some other form of corporate combination), or to which it may transfer all or substantially all of its assets to which this Agreement relates. All successors and permitted assignees of a Party shall be subject to, and will be bound by, all the terms and conditions of this Agreement. Any attempted assignment made contrary to the provisions hereof will be void. This Agreement shall inure to the benefit of and be binding on the Parties’ successors, permitted assigns and legal representatives.

25	Language

25.1 This text of this Agreement in the English language shall be the original text, and any text in another language, even if such a text is made by translation of the text in English language or prepared by any of the Parties hereto for the purpose of its own convenience, shall have no meaning for any purpose between the Parties hereto.

25.2 Any information to be provided under this Agreement, including any Know-How, shall be provided in the English language. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

26	Entire Agreement

This Agreement (together with the Exhibits attached hereto and the Development Plan) shall constitute the entire agreement between the Parties hereto concerning the subject matter hereof and shall supersede any other agreements, whether oral or written, express or implied, with respect to the subject matter hereof.

27	Separability

27.1 In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

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27.2 If any of the terms or provisions of this Agreement are in conflict with any applicable Law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such Law. The Parties shall make a good faith effort to replace any invalid or unenforceable term or provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

28	Independent Contractors; No Partnership

The Parties hereto are independent contractors. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities performing a contract, and nothing contained in this Agreement is to be construed or implied or deemed to create an agency, partnership, joint venture or an employee/employer relationship between Elixir and Kissei. This Agreement is not, and will not be deemed to be, a partnership agreement or joint venture agreement, expressly or by implication. Employees of each Party remain employees of said Party and will be considered at no time agents of or owing a fiduciary duty to the other Party. Neither Party will have any implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement or undertaking with any Third Party.

29	Amendment and Waiver

The Parties hereto may amend, modify or alter any of the provisions of this Agreement, but such amendment, modification or alteration will be valid and binding on either Party only if memorized by a written instrument that explicitly refers to this Agreement and is duly executed by both Parties hereto. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any nonaction of any provision hereof shall not be deemed to be a waiver of any other rights or remedies of such provision or any other provision on such occasion or any succeeding occasion.

30	Counterparts

This Agreement may be executed by the Parties in one or more identical counterparts, all of which together will constitute this Agreement. If this Agreement is executed in counterparts, no signatory hereto will be bound until both Parties have duly executed a counterpart of this Agreement. Facsimile execution and delivery of this Agreement by the Parties shall be legal, valid and binding execution and delivery of this Agreement for all purposes.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate counterparts by their duly authorized representatives, each fully executed copy hereof to be deemed as original, as of the date and year first above written.

Kissei Pharmaceutical Co., Ltd.

By:	/s/ Mr. Mutsuo Kanzawa
Mr. Mutsuo Kanzawa
President and Chief Executive Officer
Kissei Pharmaceutical Co., Ltd.

Date	March 24, 2006

Elixir Pharmaceuticals, Inc.

By:	/s/ William K. Heiden
William K. Heiden
President and Chief Executive Officer
Elixir Pharmaceuticals, Inc.

Date	March 24, 2006

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Exhibit A

Kissei Patents

Country	Application Number	Patent Number
USA	07/860023	5202335
	09/979149
	10/817898
	10/817902
	10/519102
	10/519155
Canada	2062877	2062877
	2373962
	2490250
	2489660
Mexico	PA/a/2001/011898
Brazil	PI-9917315-8

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Exhibit B

*

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Exhibit C

*

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Exhibit D

*

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License Agreement on Mitiglinide between Kissei and Elixir

Exhibit E

Exceptions to Elixir’s Representation and Warranties contained in Section 10.3.

None

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